Exhibit 99.1

          AEP INDUSTRIES INC. REPORTS FISCAL 2006 THIRD QUARTER RESULTS

    SOUTH HACKENSACK, N.J., Sept. 11 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the Company) today reported financial results for its fiscal third quarter ended July 31, 2006.

    Net sales increased 16.5% in the third quarter of fiscal 2006 to $208.9 million compared with $179.4 million in the third quarter of fiscal 2005. The increase in net sales was the result of a 10.1% increase in unit prices combined with a 4.7% increase in sales volume during the third quarter of fiscal 2006 as compared to the same period in fiscal 2005. The increase in net sales also includes a net positive impact of foreign exchange of $2.1 million.

    For the first nine months of fiscal 2006, net sales increased $65.0 million or 12.3% to $594.9 million as compared with $529.9 million in the same period last year. The increase in net sales was the result of 15.2% unit price increases partially offset by sales volume decreases of 2.3% combined with the net negative impact of foreign exchange of $1.1 million.

    "In addition to the financial and operating successes we achieved in the third quarter, we are very pleased to report the successful completion of a number of AEP Industries' restructuring efforts, including the sales of our Bordex subsidiary, and Gainesville, Texas property," stated Brendan Barba, Chairman and Chief Executive Officer. "Both of these cash generating transactions are important components of our previously communicated restructuring efforts. We believe that our shareholders will benefit from the continued execution of our plan, as well as from our fourth quarter repurchase of 850,000 of the Company's outstanding shares."

    Net income for the third fiscal quarter of 2006 was $20.1 million or $2.28 per diluted share as compared to net income of $4.7 million or $0.54 per diluted share in the third fiscal quarter of 2005.

    Net income for the first nine months of 2006 was $38.5 million or $4.41 per diluted share as compared to a net loss of $39.5 million or $4.66 per diluted share in the prior year to date period.

    Gross profit for the third quarter of fiscal 2006 increased $0.3 million to $40.5 million as compared to $40.2 million in the same quarter of the prior year. The improvement in gross profit for the third quarter of fiscal 2006 was primarily due to a net positive foreign exchange effect of $0.4 million and a 4.7% increase in sales volume partially offset by a decrease in material margins. The material margins during the third quarter of fiscal 2006 were negatively impacted by rising resin prices and the time lag between the point in which resin price increased and when those resin price changes were implemented into the Company's selling prices.

    For the first nine months of fiscal 2006, gross profit increased 23.1% to $121.5 million from $98.7 million recorded in the first nine months of 2005. The improvement in gross profit is primarily due to the effects of sequential resin price reductions on backlog orders during the first six months of fiscal 2006. The net foreign exchange effect on gross profit during the first nine months of 2006 was a positive $0.2 million.

    Operating expenses for the three months ended July 31, 2006 increased $1.2 million, or 5.0% to $24.6 million from the comparable period in the prior fiscal year. The increase is primarily due to an increase in delivery expenses resulting from suppliers passing along fuel cost increases, increased accruals related to employee performance incentives, and compensation costs recorded in accordance with SFAS 123R for stock options and performance units partially offset by lower general and administrative costs in the Company's FIAP operation.

    Operating expenses for the nine months ended July 31, 2006 increased $3.2 million, or 4.8%, to $68.8 million from the comparable period in the prior fiscal year. The increase is primarily due to an increase in delivery expenses resulting from suppliers passing along fuel cost increases, $1.0 million of compensation costs recorded in accordance with SFAS 123R for stock options and performance units, increased accruals related to employee performance incentives and higher audit and consulting fees related to the compliance with the Sarbanes-Oxley Act of 2002.

    The increase to other operating income of approximately $1.1 million in the current fiscal year is primarily due to the sale of the FIAP land and building during the first quarter of 2006.

    Interest expense for the three months ended July 31, 2006 was $4.1 million compared to $5.2 million for the three months ended July 31, 2005, a decrease of $1.1 million. Included in interest expense for the three months ended July 31, 2005 is the write-off of the remaining unamortized fees and discount of $0.4 million related to the Company's 2007 senior subordinated notes (the "2007 Notes") redeemed on May 17, 2005. Without these items, interest expense decreased $0.7 million and is primarily due to a decrease of $0.5 million in interest expense related to the Credit Facility resulting from lower average borrowings during the quarter ended July 31, 2006 as compared to the same period in the prior fiscal year and a reduction of $0.3 million related to the lower interest rate of the Company's senior notes due 2013 compared to its 2007 senior notes.

    Interest expense for the nine months ended July 31, 2006 was $12.2 million compared to $24.2 million for the nine months ended July 31, 2005, a decrease of $12.0 million. Of this decrease, $7.4 million is attributable to the costs associated with the early redemption of the Company's 2007 notes and $4.6 million is related to reduced interest rates in the Company's current debt facilities and reduced borrowings.

    Other, net for the nine months ended July 31, 2006 amounted to $6.9 million in expense which primarily consists of an approximately $8.0 million non-cash charge to operations for the accumulated foreign currency translation losses of FlAP in accordance with SFAS No. 52, "Foreign Currency Translation". There were approximately $0.1 million of foreign currency transaction gains in the nine months ended July 31, 2006 compared to gains of $0.4 million during the same period in the prior fiscal year due to a decrease in the number of hedge contracts settled in each period, change in foreign exchange rates, and unrealized gains on foreign currency denominated payables and receivables. Also included in other income (expense) is an approximately $0.5 million refund of excess payroll withholding tax payments made in Australia. Interest income for the nine months ended July 31, 2006 amounted to $0.2 million, up from $0.1 million in the prior year period resulting from greater cash on hand during the nine months ended July 31, 2006 earning interest.

    We had a benefit for income taxes in the third quarter of 2006 of $0.6 million and a provision for income taxes of $10.4 million for the nine months ended July 31, 2006 as compared to a provision for income taxes of $7.3 million and $11.0 million, respectively, in the same periods of fiscal 2005. No tax benefits have been recorded applicable to the Company's European operations nor, as reported in the first quarter, on the non-cash write-off of the Company's previously mentioned cumulative foreign currency translation losses of FIAP. The reduction in the tax rate in the quarter ending July 31, 2006 is primarily the result of a $5.0 million tax benefit recorded related to the write-off of intercompany loans due to the liquidation of the Company's FIAP operation.

    Adjusted EBITDA was $25.8 million for the quarter ended July 31, 2006 and $62.5 million for the first nine months of fiscal 2006, reflecting increases of $10.7 million and $12.6 million, from the $15.1 million and $49.9 million in the respective periods of 2005.

    Reconciliation of Non-GAAP Measures to GAAP

    The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non-cash share-based compensation expense and non-cash employee stock ownership plan ("ESOP") expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. The Company also believes Adjusted EBITDA is a measure widely used by management, securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

    Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and therefore Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

    The following is a reconciliation of the Company's Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure:

    Reconciliation of Net Income (loss) to Adjusted EBITDA

                                    Quarter           YTD           Quarter           YTD
                                    Jul-06        Fiscal 2006       Jul-05        Fiscal 2005
                                 ------------    ------------    ------------    ------------
                                                        (in thousands)
Net income (loss)                $     20,296    $     38,525    $      4,682    $    (39,519)
Income (loss) from
 discontinued
 operations                             7,820          13,972            (479)        (38,113)
Income (loss) from
 continuing
 operations                            12,276          24,553           5,161          (1,406)

    Provision for taxes                  (559)         10,354           7,269          10,999

    Interest expense                    4,056          12,208           5,197          24,226
    Depreciation and
     amortization
     expense                            4,347          12,070           4,727          14,754

    Write off FIAP CTA                      -           7,986               -               -
    Gain on sale of FIAP
     land and building                      -          (1,442)              -               -
    Increase (decrease) in
     LIFO reserve                       4,255          (4,986)         (6,993)            383
    Other non-operating
     (income) expense                      11          (1,084)           (677)           (491)
    Non-cash share-based
     compensation                         908           1,376               -               -

    Non-cash ESOP expense                 495           1,441             406           1,426

          Adjusted EBITDA        $     25,789    $     62,476    $     15,090    $     49,891

    The Company invites all interested parties to listen to its third quarter conference call live over the Internet at http://www.aepinc.com on Tuesday, September 12, 2006 at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's Annual Report on Form 10-K for the year ended October 31, 2005 and its subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company.

    Contact:  Paul Feeney
              Executive Vice President
              and Chief Financial Officer
              AEP Industries
              (201) 807-2330
              feeneyp@aepinc.com

                                - Table Follows -

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                  For the Three Months Ended      For the Nine Months Ended
                                           July 31,                        July 31,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
NET SALES                        $    208,925    $    179,398    $    594,936    $    529,943
COST OF SALES                         168,452         139,171         473,464         431,240
  Gross profit                         40,473          40,227         121,472          98,703
OPERATING EXPENSES:
  Delivery                              9,972           8,736          26,124          23,772
  Selling                               8,459           7,796          23,704          22,883
  General and
   administrative                       6,129           6,854          18,965          18,958
    Total operating
     expenses                          24,560          23,386          68,793          65,613
OTHER OPERATING
 INCOME (EXPENSE):
  Gain (loss) on sales
   of property, plant
   and equipment, net                    (129)            109           1,338             238
    Operating income
     from continuing
     operations                        15,784          16,950          54,017          33,328
OTHER INCOME (EXPENSE):
  Interest expense                     (4,056)         (5,197)        (12,208)        (24,226)
  Other, net                              (11)            677          (6,902)            491
Income from continuing
 operations before
 provision for
 income taxes                          11,717          12,430          34,907           9,593
(BENEFIT) PROVISION
 FOR INCOME TAXES                        (559)          7,269          10,354          10,999
  Income (loss)
   from continuing
   operations                          12,276           5,161          24,553          (1,406)
DISCONTINUED OPERATIONS:
  Pre-tax income (loss)
   from operations                        190            (911)            385         (37,849)
  Gain from disposition                   124              --              81              --
  Income tax provision
   (benefit)                           (7,506)           (432)        (13,506)            264
    Income (loss) from
     discontinued
     operations                         7,820            (479)         13,972         (38,113)
Net income (loss)                $     20,096    $      4,682    $     38,525    $    (39,519)
BASIC EARNINGS (LOSS)
 PER COMMON SHARE:
  Income (loss)
   from continuing
   operations                    $       1.42    $       0.60    $       2.85    $      (0.17)
  Income (loss)
   from discontinued
   operations                    $       0.90    $      (0.06)   $       1.62    $      (4.49)
  Net income (loss)
   per common share              $       2.32    $       0.55    $       4.47    $      (4.66)
DILUTED EARNINGS (LOSS)
 PER COMMON SHARE:
  Income (loss)
   from continuing
   operations                    $       1.39    $       0.60    $       2.81    $      (0.17)
  Income (loss)
   from discontinued
   operations                    $       0.89    $      (0.06)   $       1.60    $      (4.49)
  Net income (loss)
   per common share              $       2.28    $       0.54    $       4.41    $      (4.66)

SOURCE  AEP Industries Inc.
    -0-                             09/11/2006
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/
    /First Call Analyst: /
    /FCMN Contact: ebonach@joelefrank.com /
    /Web site:  http://www.aepinc.com /
    (AEPI)